UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

John Bean Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive

Chicago, Illinois 60601

(Address of Principal executive offices, including Zip Code)

(312) 861-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth in Items 2.03 and 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

On July 31, 2008, in connection with the spin-off (the “Spin-Off”) of John Bean Technologies Corporation (the “Company”) from FMC Technologies, Inc. (“FTI”), the Company and FTI entered into several agreements as described below:

Separation and Distribution Agreement

On July 31, 2008, the Company entered into a Separation and Distribution Agreement with FTI (the “Separation Agreement”), which sets forth the agreement between FTI and the Company with respect to the principal corporate transactions required to effect the Company’s separation from FTI; the transfer of certain assets and liabilities required to effect such separation; the distribution of the Company’s shares to FTI stockholders; the Company’s dividend to FTI; and other agreements governing the relationship between FTI and the Company following the separation.

The Contribution; Allocation of Assets and Liabilities; No Representations and Warranties

The Separation Agreement required FTI to contribute to the Company certain business segments and assets to be included in the Company’s business. As a result of the contribution, FTI no longer has an interest in the Company’s assets and business and, subject to certain exceptions described below, generally has no obligation with respect to the Company’s liabilities. Similarly, the Company has no interest in the assets of FTI and generally has no obligation with respect to the liabilities of FTI after the distribution.

The Separation Agreement required that, in connection with the Spin-Off, the Company would pay a cash dividend to FTI, adjusted by the value of the Company’s after-tax operating cash flow for the period from and including January 1, 2008 to and including the distribution date. The amount of this dividend that was paid on July 31, 2008 was approximately $150.5 million. This payment is subject to certain potential true-up adjustments pursuant to the terms of the Separation Agreement.

FTI generally made no representations or warranties as to the assets, businesses or liabilities transferred or assumed as part of the contribution, and generally made the transfers on an “as is, where is” basis, and each transferee agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title free and clear of any security interest and that any necessary consent or approval was not obtained or that requirements of laws or judgments were not complied with.

The Distribution

In connection with the Spin-Off, each FTI stockholder received .216 of a share of the Company’s common stock for every share of FTI common stock such stockholder owned as of the record date of the Spin-Off. No fractional shares of the Company’s common stock were distributed in the distribution. FTI was required, pursuant to the Separation Agreement, to direct the distribution agent to determine, as soon as practicable, the sum of fractional shares of the Company’s common stock that would have been issued in the distribution and sell the nearest number of whole shares equal to such sum in open market transactions or otherwise, in each case at then prevailing trading prices, with the net proceeds to be distributed to the holders of FTI common stock entitled to receive such proceeds in lieu of fractional shares.

Indemnification and Survival

FTI agreed to indemnify, defend and hold harmless the Company, its affiliates and their representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against all indemnifiable losses relating to, arising out of or resulting from:

(a) the failure of FTI:

(i) to pay or otherwise promptly discharge any of FTI’s liabilities, whether such indemnifiable losses relate to events, occurrences or circumstances occurring or existing, or whether such indemnifiable losses are asserted, before or after the distribution; or

(ii) to perform any of its obligations under the Separation Agreement; and

(b) FTI’s business and liabilities, except to the extent such liabilities relate to the Company’s businesses or except as otherwise specifically provided in the Separation Agreement.

The Company agreed indemnify, defend and hold harmless FTI, its affiliates and their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against all indemnifiable losses relating to, arising out of or resulting from:

(a) the failure by the Company:

(i) to pay or otherwise promptly discharge any of the Company’s liabilities (which liabilities shall include all liabilities, whether incurred before or after the Spin-Off, of the Company and of the former FoodTech and Airport Systems business segments of FTI, and whether or not currently owned, used or occupied by FTI and its subsidiaries or affiliates), whether such indemnifiable losses relate to events, occurrences or circumstances occurring or existing, or whether such indemnifiable losses are asserted, before or after the distribution; or

(ii) to perform any of the Company’s obligations under the Separation Agreement; and

(b) any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in any portion of the registration statement or information statement (or any preliminary or final form thereof or any amendment thereto) to be filed with the SEC, or necessary to make any assertions in the registration statement or information statement not misleading.

All covenants and agreements of the parties contained in the Separation Agreement survived the Spin-Off and will survive the sale or other transfer by any party or its subsidiaries of any assets or businesses or the assignment by it of any liabilities.

A copy of the Separation Agreement is filed with this report as Exhibit 2.1 and is incorporated herein by reference.

Tax Sharing Agreement

The Tax Sharing Agreement sets forth the responsibilities of FTI and the Company with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the Spin-Off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. FTI is responsible for the filing of tax returns and the payment of the Company’s federal, state, local and foreign income taxes for periods before and including the Spin-Off. The Company is responsible for making payments to FTI for income tax liabilities with respect to such periods to the extent such income tax liabilities are attributable to taxable income generated by the Company’s operations, after adjustment for any losses, credits, or other tax attributes generated by the Company’s operations in such periods. The Company is responsible for the payment of all other taxes relating to the Company’s business. FTI is responsible for managing disputes with taxing authorities that relate to liabilities for federal, state, local and foreign income taxes for such periods. However, under the agreement, the Company has rights to control and contest certain audit or tax proceedings that relate to income taxes for which the Company is responsible. Under certain circumstances, FTI and the Company may jointly control disputes relating to income taxes for which both parties are responsible. The Company is responsible for managing disputes relating to all other taxes for which the Company is responsible. The Tax Sharing Agreement also provides that the Company will indemnify FTI for some or all of the taxes resulting from the transactions related to the distribution of the Company’s common stock if the Company takes certain actions which ultimately result in disqualifying the distribution as tax-free under Sections 355 and 368 of the Internal Revenue Code (the “Code”). The Tax Sharing Agreement also requires FTI to indemnify the Company against any liability for tax if FTI’s actions cause the disqualification of the Spin-Off as tax-free under the Code.

To maintain the qualification of the distribution as tax-free under sections 368(a)(1)(D) and 355 of the Code, there are material limitations on transactions in which the Company may be involved during the two-year period following the distribution date. Specifically, during this two-year period, the Company agreed in the Tax Sharing Agreement to refrain from engaging in any of the transactions listed below unless it first obtains a private letter ruling from the IRS or an opinion reasonably acceptable in substance to FTI from a tax advisor reasonably acceptable to FTI providing that the transaction will not affect the tax-free treatment of the distribution.

The Company is restricted from entering into any negotiation, agreement, understanding, or arrangement with respect to transactions or events that may cause the Spin-Off to be treated as part of a plan pursuant to which one or more persons acquire (other than pursuant to the Spin-Off) directly or indirectly the Company’s stock representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code, including stock issuances pursuant to the exercise of options, lapsing of restrictions on restricted stock or option grants (excluding option grants made pursuant to compensatory equity incentive arrangements satisfying specified conditions and stock issuances made pursuant to the exercise of options or the lapse of restrictions on stock granted under any such arrangement), capital contributions or acquisitions, entering into any partnership or joint venture arrangements or a series of such transactions or events, and any of the following:

(a) merging or consolidating with or into another corporation;

(b) liquidating or partially liquidating;

(c) selling or transferring all or substantially all of the Company’s assets in a single transaction or series of related transactions, or selling or transferring any portion of the Company’s assets that would violate certain continuity requirements imposed by the Code; or

(d) redeeming or otherwise repurchasing any of the Company’s capital stock other than pursuant to open market stock repurchase programs meeting certain Internal Revenue Service requirements.

If the Company enters into any of these transactions, with or without the required private letter ruling or opinion from tax counsel, the Company will be responsible for, and will indemnify FTI from and against, any tax liability resulting from any such transaction, under terms reasonably acceptable to FTI, including, in certain circumstances, the posting of an acceptable letter of credit or other security.

A copy of the Tax Sharing Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Trademark License Agreement

On July 31, 2008, the Company and FTI entered into a Trademark License Agreement. The Trademark License Agreement allows the Company to use certain trademarks owned or licensed by FTI after the Spin-Off. This Agreement allows the continued use of these trademarks on the Company’s installed base of equipment at the time of the Spin-Off indefinitely. The Company has the right to utilize these trademarks on its existing stock of inventory and supplies through the earlier of a one year period after the Spin-Off date or the exhaustion of such inventory and supplies in the ordinary course. The Agreement also permits the Company to indicate its former affiliation with FTI and maintain a web site link from FTI’s web site to the Company’s own web site for up to two years following the Spin-Off date. Promptly following termination of the Company’s rights to utilize FTI’s trademarks, the Company is required either to destroy any materials in its possession that include the licensed trademarks or to label items that are not removable or destroyable in a manner that clearly indicates the owner of the trademark.

The license is worldwide, royalty-free and non-exclusive, and generally is non-assignable. Under the Trademark License Agreement, the Company agrees that the licensor retains full ownership of the trademarks, and that it will comply with all applicable laws and ensure that its use of the other parties’ trademarks meets or exceeds the quality standards of the licensor. The Company and FTI each agree to indemnify the other for any breach of the trademark license agreement and for any liability related to or arising from such party’s use of the trademarks.

A copy of the Trademark License Agreement is filed with this report as Exhibit 10.2 and is incorporated herein by reference.

Trademark Assignment and Coexistence Agreement

On July 31, 2008, the Company and FTI entered into a Trademark Assignment Coexistence Agreement in which FTI’s ownership rights in the “Bean,” “John Bean” and related trademarks generally were transferred to the Company for the Company’s exclusive use in its business. Under the Trademark Assignment Coexistence Agreement, FTI retains the ownership of such trademarks to the extent used in connection with pumps manufactured, used, sold, leased or otherwise disposed of by FTI’s existing energy business. The Company agrees in the Trademark Assignment and Coexistence Agreement not to use the trademarks in connection with the businesses for which FTI has retained ownership, and FTI agrees to limit its use to such businesses.

A copy of the Trademark Assignment and Coexistence Agreement is filed with this report as Exhibit 10.3 and is incorporated herein by reference.

Incentive Compensation and Stock Plan

The John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”), dated as of July 31, 2008 provides certain incentives and awards to officers, employees, directors and consultants of the Company or its affiliates. The Plan allows the Compensation Committee (the “Committee”) of the Board of Directors to make various types of awards to eligible individuals, including management incentive awards, stock options, stock appreciation rights, restricted stock and performance units. All awards are subject to the provisions of the Plan and to terms and conditions as determined by the Committee.

Management incentive awards may be awards of cash, common stock, restricted stock or a combination thereof. Grants of common stock options may be incentive and/or nonqualified stock options. The exercise price for options is not less than the fair market value of the Company’s common stock at the date of grant. Options are exercisable after a period of time designated by the Committee and expire not later than 10 years after the grant date. Stock appreciation rights specify the price, the term, the method of exercise and the form of payment of the appreciation right. The grant of a stock appreciation right shall be at a price per share that is at least equal to the fair market value of a share of common stock as of the date of grant of such appreciation right. Restricted stock grants specify any applicable performance goals, the time and rate of vesting and such other provisions as the Committee may determine. Grants of performance units specify any applicable performance goals and whether the grant will be paid in cash, shares of common stock or a combination of cash and shares.

The Plan also provides that each non-employee director will receive an annual retainer in an amount to be determined by the Company’s Board of Directors. Until changed by resolution of the Board, the grant date of the annual retainer will be May 1 of each year, and the amount of the annual retainer will be reviewed and adjusted only by board resolution. At least 50% of the retainer must be paid in the form of stock units or restricted units on the date of grant, provided the non-employee director makes an irrevocable election to receive such stock units or restricted stock units in lieu of cash on or before December 31 of the year prior to the fiscal year in which the annual retainer is to be earned, and the remainder of which, if any, will be paid in cash in quarterly installments within seventy days following the end of each calendar quarter. The number of stock units or restricted stock units constituting the annual retainer for each non-employee director will be equal to the number obtained by dividing the value of the retainer which the non-employee director has elected to defer by the fair market value of the common stock on the grant date.

Under the Plan, 3,700,000 shares of the Company’s common stock became available to be issued or transferred to participants and their beneficiaries. No participant may be granted stock options and stock appreciation rights covering in excess of 400,000 shares of common stock in any calendar year. Cancellation (through expiration, forfeiture or otherwise) of outstanding awards and options preserves the number of shares available for future awards and grants.

A copy of the John Bean Technologies Corporation Incentive Compensation and Stock Plan is filed with this report as Exhibit 10.4 and is incorporated herein by reference.

Savings Plans

Non-Qualified Savings and Investment Plan

The John Bean Technologies Corporation Non-Qualified Savings and Investment Plan (the “Non-Qualified Savings Plan”), dated as of July 31, 2008, will allow executives of the Company to participate in a pre-tax non-qualified defined contribution plan, which will provide executives and employees who reach contribution limits imposed by the Internal Revenue Service for the Company’s Qualified Savings and Investment Plan (the “Qualified Savings Plan”) with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in the Non-Qualified Savings Plan will be similar to those offered in its Qualified Savings Plan. Participants may elect to defer up to 100% of their remaining base pay or annual non-equity incentive compensation after reaching the contribution limits in the Non-Qualified Savings Plan. The Company will match up to the first 5% of the employee’s contributions to the Non-Qualified Savings Plan. Participants are vested on a five-year graded vesting schedule for employer matching contributions.

A copy of the Non-Qualified Savings Plan is filed with this report as Exhibit 10.5 and is incorporated herein by reference.

International Non-Qualified Savings and Investment Plan

The John Bean Technologies Corporation International Non-Qualified Savings and Investment Plan (the “International Savings Plan”), dated as of July 31, 2008, will allow certain of the Company’s employees who are not subject to U.S. taxes to participate in the International Savings Plan. The International Savings Plan will be administered in the United Kingdom. Participation in this plan is generally restricted to key employees who are not subject to U.S. taxes (and not citizens of the U.S., Canada or the Cayman Islands). Participants will be able to contribute up to 75% of base pay and eligible incentives. The Company will match up to the first 5% of each employee’s contributions. Both contributions to the International Savings Plan and the distributions from the International Savings Plan will be made in U.S. dollars. All vested funds must be distributed upon an employee’s termination or retirement from the company.

A copy of the International Savings Plan is filed with this report as Exhibit 10.6 and is incorporated herein by reference.

Non-Qualified Pension Plan

The JBT Corporation Salaried Employees’ Equivalent Retirement Plan (the “Non-Qualified Pension Plan”), dated as of July 31, 2008, provides income replacement retirement benefits to current employees who meet the minimum service requirement of five years for earnings above Internal Revenue Service limits. The Non-Qualified Pension Plan is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive compensation in the calculation. Eligible earnings under the provisions of the Non-Qualified Pension Plan do not include the value of the equity grants (stock options or restricted stock awards), matching contributions to the Company’s Qualified Savings Plan, its Non-Qualified Savings Plan or perquisites. The benefits under this plan are the Company’s general obligations and are not protected under the Employee Retirement Income Security Act.

A copy of the JBT Corporation Salaried Employees’ Equivalent Retirement Plan is filed with this report as Exhibit 10.7 and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Credit Agreement

On July 31, 2008, the Company and its Dutch subsidiary, John Bean Technologies B.V. (the “Dutch Borrower”), entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent, an issuing lender, a swingline lender and a lender, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as a co-documentation agent and a lender, U.S. Bank National Association as a co-documentation agent, an issuing lender and a lender, Wells Fargo Bank, N.A. as syndication agent, an issuing lender, a swingline lender, and a lender, and J.P. Morgan Securities, Inc. and Wells Fargo Bank, N.A. as joint bookrunners and joint lead arrangers, pursuant to which the lenders agree to make unsecured revolving loans to the Company and the Dutch Borrower in an aggregate amount of up to $225,000,000 (the “Revolving Loans”), including issuances of letters of credit, from time to time. The Credit Agreement also contains a $20,000,000 swingline loan facility which is a sublimit of the Revolving Loans. Subject to obtaining commitments from existing or new lenders and satisfying other conditions specified in the Credit Agreement, the Company may increase the aggregate commitments or enter into one or more tranches of term loans of at least $20,000,000 each in integral multiples of $5,000,000 so long as the aggregate amount of the increases does not exceed $100,000,000. The Credit Agreement has an initial term of five years and, unless extended, all amounts will be due and payable on July 31, 2013.

Borrowings under the Credit Agreement (other than swingline loans) will bear interest based on either a London Interbank Offered Rate (LIBOR) plus an applicable margin or the alternate base rate plus an applicable margin, at the Company’s election. Swingline loans bear interest at the alternate base rate plus the applicable margin. The alternate base rate will equal the higher of the administrative agent’s announced base rate and the federal funds rate plus 0.5%. The applicable rate for each of alternate base rate loans or LIBOR loans will be based on the Company’s leverage ratio. The applicable rate for alternate base rate loans will range between 0.20% and 0.40%. The applicable rate for LIBOR rate loans will range between 0.825% and 1.65%. The Company will also pay a facility fee on the total commitments of the lenders under the Credit Agreement at a rate based on the Company’s leverage ratio. The rate will range between 0.175% and 0.35%. The Company will also pay a fee for each letter of credit issued under the Credit Agreement equal to the applicable margin for LIBOR loans as well as a customary fronting fee to the issuer of the letter of credit.

Each of the Company’s domestic subsidiaries is a guarantor of the Company’s borrowings under the Credit Agreement, and each of the Company and each of its domestic subsidiaries is a guarantor of the borrowings of the Dutch Borrower. Following closing, it is contemplated that certain subsidiaries of the Dutch Borrower will guaranty the borrowings of the Dutch Borrower. The Credit Agreement contains various affirmative and negative covenants customary in an agreement of this type.

The Credit Agreement also contains customary events of default for credit facilities of this type, including failure to pay principal, interest or other amounts when due, breach of its affirmative or negative covenants or a breach of its representations or warranties. In the event of a default under the Credit Agreement, the lenders may terminate their commitments under the Credit Agreement and declare all amounts outstanding, including accrued interest and unpaid fees, immediately due and payable. In the event of certain events of default relating to bankruptcy, insolvency or receivership, the commitments terminate automatically and all amounts outstanding are due and payable immediately.

At closing, Revolving Loans were used to finance a portion of the dividend payable to FTI pursuant to the Spin-Off. Revolving Loans may also be used for general corporate purposes.

A copy of the Credit Agreement is filed with this report as Exhibit 10.8 and is incorporated herein by reference.

Note Purchase Agreement

On July 31, 2008, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with certain institutional purchasers pursuant to which the Company issued and sold to the purchasers $75,000,000 of its 6.66% Senior Guaranteed Notes due July 31, 2015 (the “Notes”).

The Notes bear interest at the fixed rate of 6.66% per annum. Interest is payable semi-annually, calculated on the basis of a 360-day year of twelve 30-day months, on the 31st day of January July and beginning on January 15, 2009, and principal is payable at the maturity of the notes on July 31, 2015.

Each of the Company’s domestic subsidiaries is a guarantor of the Company’s obligations under the Notes. The Notes rank pari passu with the Company’s indebtedness under the Credit Agreement.

The proceeds from the sale of the Notes were used to finance the dividend payable to FTI pursuant to the Spin-Off and for general corporate purposes.

The Notes contain customary events of default, including the Company’s failure to pay any principal, interest or other amount when due, violation of its affirmative or negative covenants or breach of its representations and warranties. Upon the occurrence of an event of default, payment of the Notes may be accelerated by the holders of the notes.

A copy of the Note Purchase Agreement (which includes the form of the Notes as Exhibit 1 thereto) is filed with this report as Exhibit 4.1 and is incorporated herein by reference.

Item 3.03  Material Modification to Rights of Security Holders.

Rights Agreement

On July 31, 2008, the Company entered into a Rights Agreement with National City Bank, as rights agent, pursuant to which one preferred share purchase right was issued for each outstanding share of the Company’s common stock (the “Rights”). The Rights are subject to the terms of the Company’s Rights Agreement.

The Rights

The Company’s Rights initially trade with, and are inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of the Company’s common stock. New Rights will accompany any new shares of common stock that the Company issues after July 31, 2008 until the date on which the Rights are distributed, are redeemed or expire as described below.

Exercise Price

Each of the Rights will allow its holder to purchase from the Company one one-hundredth of a share of the series A junior participating preferred stock for $72.00, once the Rights become exercisable. This portion of the preferred stock will give the Company’s stockholders approximately the same dividend, voting, and liquidation rights as would one share of the common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Expiration

The Rights will expire on July 31, 2018.

Exercisability

The Rights will not be exercisable until:

(a) ten days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of the Company’s outstanding common stock, or, if earlier,

(b) ten business days (or a later date determined by the board of directors of the Company before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

Until the date the Rights become exercisable, the Company’s common stock certificates also evidence the Rights, and any transfer of shares of the Company’s common stock constitutes a transfer of the Rights. After that date, the Rights will separate from its common stock and be evidenced by book-entry credits or by certificates that the Company will mail to all eligible holders of its common stock. Any of the Company’s rights held by an acquiring person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

(a) Flip In. If a person or group becomes an acquiring person, all holders of the Company’s Rights except the acquiring person may, for $72.00, purchase shares of the Company’s common stock with a market value of $144.00, based on the market price of the common stock prior to such acquisition.

(b) Flip Over. If the Company is later acquired in a merger or similar transaction after the date its Rights become exercisable, all holders of the Rights except the acquiring person may, for $72.00, purchase shares of the acquiring corporation with a market value of $144.00 based on the market price of the acquiring corporation’s stock prior to such merger.

The Company’s Preferred Share Provisions

Each one one-hundredth of a share of the Company’s preferred stock, if issued:

(a) will not be redeemable;

(b) will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of the Company’s common stock, whichever is greater;

(c) will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of the Company’s common stock, whichever is greater;

(d) will have the same voting power as one share of the Company’s common stock; and

(e) if shares of the Company’s common stock are exchanged via merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of the Company’s common stock.

The value of one one-hundredth interest in a share of the Company’s preferred stock should approximate the value of one share of the Company’s common stock.

Exchange

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of the Company’s outstanding common stock, the Board of Directors may extinguish the Rights by exchanging one share of the Company’s common stock or an equivalent security for each Right, other than Rights held by the acquiring person.

Redemption

The Board of Directors may redeem the Rights for $0.01 per Right at any time before any person or group becomes an acquiring person. If the Board of Directors redeems any of the Rights, it must redeem all of the Rights. Once the Company’s Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock split or stock dividends of its common stock.

Amendments

The terms of the Company’s rights agreement may be amended by the Board of Directors without the consent of the holders of the Rights. After a person or group becomes an acquiring person, the Board of Directors may not amend the agreement in a way that adversely affects holders of the Rights.

Anti-Dilution Provisions

The Board of Directors may adjust the purchase price of the Company’s preferred stock, the number of shares of the preferred stock issuable and the number of the outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred stock or common stock. No adjustments to the purchase price of the preferred stock of less than 1% will be made.

A copy of the Rights Agreement is filed with this report as Exhibit 4.2 and is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Directors

In connection with the Spin-Off, on July 31, 2008, Jeffrey W. Carr and William H. Schumann III resigned from the Company’s board of directors.

Election of Directors

Alan D. Feldman was elected to serve on the Company’s board of directors effective as of the Spin-Off. Mr. Feldman will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Company’s board of directors. Since 2003, Mr. Feldman has served as, and he continues to be, the Chairman, President and Chief Executive Officer of Midas, Inc. Prior to joining Midas, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman also serves on the Board of Directors of Footlocker, Inc.

James A. Goodwin was elected to serve on the Company’s board of directors effective as of the Spin-Off. Mr. Goodwin will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Company’s board of directors. Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President- Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin serves on the Boards of Directors of AAR Corporation, Federal Signal Corporation and First Chicago Bank & Trust, as well as the Advisory Board of Hu-Friedy, the Board of Trustees of the Chicago Symphony Orchestra and Lewis University and is a member of The Council of Retired Chief Executives.

Polly B. Kawalek was elected to serve on the Company’s board of directors effective as of the Spin-Off. Ms. Kawalek will serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s board of directors. Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000 she served as President of its Hot Breakfast division. Ms. Kawalek serves as a director of Martek Biosciences Corp. and Kimball International, Inc.

James M. Ringler was elected to serve on the Company’s board of directors effective as of the Spin-Off. Mr. Ringler will serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s board of directors. Since 2001, Mr. Ringler has served as, and he continues to be, a director of FMC Technologies. Mr. Ringler serves as Chairman of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986 he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. He serves on the Board of Directors of the Dow Chemical Company, Corn Products International, Inc. and Autoliv Inc.

James R. Thompson was elected to serve on the Company’s board of directors effective as of the Spin-Off. Mr. Thompson will serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s board of directors. Since 2001, Governor Thompson has served as, and he continues to be, a director of FMC Technologies. Governor Thompson has served as the Senior Chairman of the Chicago law firm of Winston & Strawn LLP since September 2006 and as the firm’s Chairman from January 1993 to September 2006. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until January 14, 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. Governor Thompson was a member of the National Commission on Terrorist Attacks Upon the United States (also known as the 9/11 Commission). He is a former Chairman of the President’s Intelligence Oversight Board. He is the Chairman of the United HEREIU Public Review Board and serves on the Board of Directors of Navigant Consulting Group, Inc. and Maximus, Inc.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 31, 2008, the Company filed a Certificate of Designations (the “Certificate of Designations”) to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, establishing the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series A Participating Preferred Stock (the “Series A Preferred Stock”). The Board of Directors of the Company authorized 1,500,000 shares of $.01 par value Series A Preferred Stock. Holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the shareholders of the Company and shall be entitled to one hundred votes for each share of Series A Preferred Stock owned at the determined record date. A copy of the Certificate of Designations is with this report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Separation and Distribution Agreement, dated July 31, 2008 between FTI and the Company

3.1	Certificate of Designations of the Company relating to the Series A Preferred Stock
4.1	Note Purchase Agreement, July 31, 2008, between the Company and the purchasers and guarantors named therein
4.2	Rights Agreement, dated July 31, 2008 between the Company and National City Bank, as rights agent
10.1	Tax Sharing Agreement, dated July 31, 2008, between the Company and FTI
10.2	Trademark License Agreement, dated July 31, 2008, between the Company and FTI
10.3	Trademark Assignment and Coexistence Agreement, dated July 31, 2008, between the Company and FTI
10.4	John Bean Technologies Corporation Incentive Compensation and Stock Plan
10.4(a)	Form of Nonqualified Stock Option Agreement under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan (U.S. Employees)
10.4(b)	Form of Nonqualified Stock Option Agreement under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan (Non-U.S. Employees)
10.4(c)	Form of Long-Term Incentive Performance Share Restricted Stock Agreement under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan
10.4(d)	Form of Key Managers Restricted Stock Agreement under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan
10.4(e)	Form of Restricted Stock Agreement for Non-Employee Directors under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan
10.4(f)	Form of Performance Units Award Agreement under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan
10.4(g)	Form of Long-Term Incentive Restricted Stock Agreement under the John Bean Technologies Corporation Non-Qualified Savings and Investment Plan
10.5	John Bean Technologies Corporation Non-Qualified Savings and Investment Plan
10.6	John Bean Technologies Corporation International Savings Plan
10.7	JBT Corporation Salaried Employees’ Equivalent Retirement Plan
10.8	Credit Agreement, July 31, 2008, between the Company, the guarantors party thereto and the financial institutions party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: August 6, 2008	By:	/s/ Charles H. Cannon, Jr.
	Name	Charles H. Cannon, Jr.
	Title	Chief Executive Officer and President